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EXHIBIT 11

                               JENNA LANE, INC.

                   COMPUTATION OF EARNINGS PER COMMON SHARE

                                                       Three Months Ended                       Six Months Ended
                                                          September 30,                           September 30,
                                              ------------------------------------    ------------------------------------
                                                   1997                1996                1997                1996
                                              ---------------     ----------------    ---------------     ----------------
Primary Earnings Per Share:

  Net income                                   $     322,268        $      5,621       $     535,761       $     190,068
  Adjustment of net income:
   Interest income, net of tax effect
    resulting from excess proceeds in
    applying 20% rule on treasury stock
    method ( a)                                       33,072                -                 68,130                -
                                               --------------      ---------------     --------------      ---------------

   Adjusted net income                               355,340               5,621             603,891             190,068
  Deduct dividends on preferred shares                  -                 25,000                -                 50,000
                                               --------------      ---------------     --------------      ---------------

    Net income (loss) applicable to common
     stock                                     $     355,340       $     (19,379)      $     603,891       $     140,068
                                               ==============      ===============     ==============      ===============

  Weighted average number of shares
    outstanding                                    5,419,492           2,087,619           5,419,492           2,072,175
                                               ==============      ===============     ==============      ===============

  Primary earnings (loss) per share            $        0.07       $       (0.01)      $        0.11       $        0.07
                                               ==============      ===============     ==============      ===============

Fully Diluted Earnings Per Share:

  Adjusted net income                          $     351,377 (b)   $       5,621       $     593,979 (b)   $     190,068
                                               ==============      ===============     ==============      ===============

  Weighted average number of shares
   outstanding                                 $   5,419,492       $   3,040,000       $   5,419,492       $   3,024,556
                                               ==============      ===============     ==============      ===============

  Fully diluted earnings per share             $        0.06       $        -      (c) $        0.11       $        0.06
                                               ==============      ===============     ==============      ===============
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(a)     Adjustments to income have been shown net of tax effects which were calculated at 41.6% (the Company's effective tax rate) of the gross amounts of the adjustments.

(b) Adjustment of net income in applying 20% rule on treasury stock method based upon closing market price.

(c)     This calculation is submitted in accordance with Regulation S-K Item
        601(b)(ii) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.